Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Dalu International Group Limited of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by Dalu International Group Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 19, 2025

/s/ Trent D. Davis
Trent D. Davis